Ratio of Earnings to Fixed Charges                       Exhibit 12


                                                  Nine Months Ended
                                                  September 30, 1996
                                                       (000s)

 Earnings

 Income before interest expense  . . . . . . . . .    $23,748

 Add:

 Income tax items  . . . . . . . . . . . . . . . .     12,051
 Income tax on other income  . . . . . . . . . . .        407
 Amortization of debt discount, premium expense  .        216
 AFUDC - borrowed funds  . . . . . . . . . . . . .         15
 Interest on rentals . . . . . . . . . . . . . . .        210
   Total Earnings  . . . . . . . . . . . . . . . .    $36,647

 Fixed Charges

 Interest on long-term debt  . . . . . . . . . . .    $ 7,407
 Other interest  . . . . . . . . . . . . . . . . .        465
 Amortization of debt discount, premium expense  .        216
 Interest on rentals . . . . . . . . . . . . . . .        210
   Total Fixed Charges   . . . . . . . . . . . . .    $ 8,298

 Ratio of Earnings to Fixed Charges  . . . . . . .      4.42x